UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
Form 8-K
Current Report
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): August 8, 2009
NUVASIVE, INC.
(Exact name of registrant as specified in its charter)

Delaware	000-50744	33-0768598

(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Idenitifcaiton Number)
7475 Lusk Boulevard, San Diego, California 92121
(Address of principal executive offices, with zip code)
(858) 909-1800
(Registrant’s telephone number, including area code)
n/a
(Former name or former address, if changed since last report)
     Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
     ☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
     ☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
     ☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
     ☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors.
     On August 8, 2009, Hansen A. Yuan, M.D. resigned from the Board of Directors (the “Board”) of NuVasive, Inc. (the “Company”) in accordance with the terms of the Company’s resignation policy by providing a letter of resignation to the Company’s corporate secretary. Dr. Yuan’s resignation from the Board is effective as of August 8, 2009. Dr. Yuan was a Class I director whose term would have otherwise expired at the 2011 annual meeting of stockholders. At the time of resignation, Dr. Yuan served on the Company’s compensation committee (the “Compensation Committee”) and nominating and corporate governance committee (the “Nominating and Corporate Governance Committee”). The resignation of Dr. Yuan from the Board did not involve any disagreement with the Company.
     On August 8, 2009, the Board, upon recommendation by the Nominating and Corporate Governance Committee, elected Richard Treharne Ph.D. to serve as a Director of the Company and to serve on the Compensation Committee and the Nominating and Corporate Governance Committee, effective August 9, 2009. Dr. Treharne will serve as a Class I director and his term as a member of the Board is set to expire at the Company’s annual meeting of stockholders in 2011. There is no arrangement or understanding between Dr. Treharne and any other person pursuant to which Dr. Treharne was selected as a director of the Company. Dr. Treharne does not have any direct or indirect material interest in any existing or proposed transaction to which the Company is or may become a party. The addition of Dr. Treharne fills the board position vacated by Dr. Yuan and keeps the size of the Board at seven members.
     Dr. Treharne has over 30 years of experience in the orthopaedic industry with over 15 years in senior management. From August 2006 to the present, Dr. Treharne has held the position of Vice President, Orthopaedic Research at Active Implants Corporation, a privately held orthopaedic company focused on innovative technologies for degenerative conditions of the joints. During his sixteen years at Medtronic Sofamor Danek, from November 1990 to August 2006, he served as a Group Director – Regulatory and Clinical Affairs for three months and then various Vice President positions for the remainder of his tenure, most recently as Vice President – Regulatory Affairs. He also held several director level positions at Smith & Nephew plc prior to working at Medtronic. Dr. Treharne holds an M.B.A. from the University of Memphis, a Ph.D. and a M.S.E. from The University of Pennsylvania, and a B.S. in Metallurgical Engineering from The Ohio State University.
     For his service on the Board and each committee, Dr. Treharne will receive a cash retainer pursuant to the Company’s standard compensation practices. Dr. Treharne will also be awarded, on the date of his appointment, an option to purchase up to 42,000 shares of the Company’s common stock under the Company’s 2004 Equity Incentive Plan (the “2004 Plan”). The 2004 Plan also provides for an automatic annual grant of an option to purchase 6,000 shares of the Company’s common stock in connection with each future annual meeting of stockholders.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.
NUVASIVE, INC.

Date: August 10, 2009	By:	/s/ Alexis V. Lukianov
Alexis V. Lukianov
Chairman and Chief Executive Officer